Exhibit 10.1.9

CONSOLIDATED EDISON, INC.
EXECUTIVE INCENTIVE PLAN

Amended & Restated effective January 1, 2020

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CONSOLIDATED EDISON, INC.
EXECUTIVE INCENTIVE PLAN

PURPOSE

The purpose of the Plan is to provide executives designated by the Management Development and Compensation Committee of the Board of Directors of Consolidated Edison, Inc. (“CEI” or the “Company”) as eligible to participate in the Plan with incentives to achieve goals which are important to shareholders and customers of the Company, to supplement the Company’s salary and benefit programs so as to provide overall compensation for such executives which is competitive with those corporations with which the Company competes for the best executive talent, and to assist the Company in attracting, retaining and motivating executives who are important to the continued success of the Company.

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CONSOLIDATED EDISON, INC.
EXECUTIVE INCENTIVE PLAN

Article I. DEFINITIONS

The following terms when capitalized herein shall have the meanings set forth below.

Section 1.01 Adjusted Net Income - shall mean net income from ongoing operations, which includes income from operations after subtracting all expenses incurred, including federal and state income taxes. Adjusted net income excludes certain items that the Company does not consider indicative of its ongoing financial performance. Adjusted net income shall be net of the reserve that is established for the Target Incentive Fund and/or the Annual Incentive Awards during the year-end closing and shall not be weather normalized.

Section 1.02 Adjusted Target Incentive Fund - shall have the meaning set forth in Section 4.03(d).

Section 1.03Annual Base Salary – shall mean the annual rate of base salary before deduction of any pre- or post-tax deductions.

Section 1.04Annual Incentive Awards - shall mean annual awards made under the terms of this Plan.

Section 1.05Applicable Board - shall mean the board of directors, or the board of trustees, of an applicable Subsidiary.

Section 1.06Board of Directors – The Board of Directors of CEI.

Section 1.07Board of Trustees – The Board of Trustees of CECONY.
Section 1.08 Capital Budget - shall mean the portion of the CECONY Capital Budget approved by the Board of Trustees that is comprised of capital expenditures, including electric, gas, steam, and common.

Section 1.09 CEBs - shall mean the Clean Energy Businesses, Inc. or any successor by merger, purchase or otherwise.

Section 1.10CECONY - shall mean Consolidated Edison Company of New York, Inc. or any successor by merger, purchase or otherwise.

Section 1.11 CECONY Officer -     shall mean an officer of CECONY who is not an Executive Officer.

Section 1.12 CEI or Company - shall mean Consolidated Edison, Inc. or any successor by merger, purchase or otherwise.

Section 1.13 CET - shall mean Con Edison Transmission, Inc. or any successor by merger, purchase or otherwise.

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Section 1.14 Committee - shall mean the Management Development and Compensation Committee of the Board of Directors

Section 1.15 Company Group - shall mean the Company together with the Subsidiaries.

Section 1.16Company Group Member - shall have the meaning set forth in Section 7.04.

Section 1.17 Deferred Income Plan or DIP - shall mean the Consolidated Edison Company of New York, Inc. Deferred Income Plan, as it may be amended from time to time.

Section 1.18 Effective Date - shall mean January 1, 2020.

Section 1.19 Executive Officer - shall mean the Chairman and Chief Executive Officer of CEI, President of CECONY, President and Chief Executive Officer of O & R, President and Chief Executive Officer of CET, President and Chief Executive Officer of CEBs, Senior Vice President and Chief Financial Officer, Senior Vice President and General Counsel, Senior Vice President – Corporate Affairs, Senior Vice President – Corporate Shared Services, Senior Vice President – Utility Shared Services, Vice President and General Auditor, and Vice Presidents of O&R.

Section 1.20 Incentive Award - shall have the meaning set forth in Section 4.04 or Section 5.02, as applicable.

Section 1.21 Incentive Percentage - shall have the meaning set forth in Section 4.01 and Section 5.01, as applicable.

Section 1.22 Operating Budget - shall mean the portion of the Operations & Maintenance Budget approved by the Applicable Board (and recommended to the Committee for purposes of calculating an award under the EIP) which is comprised of departmental expenses, including Interference and Uncollectible expenses. Operating Budget shall not include corporate expenses such as employee benefits, damages and lawsuits, rental fees (transformer vault rental) and external audit fees.

Section 1.23Other Financial Measures - shall mean a financial measure, other than the Operating Budget, that is used for purposes of calculating an award under the EIP. Other Financial Measures used for purposes of the EIP have been approved by the Applicable Board and recommended to the Committee.

Section 1.24 O&R - shall mean Orange and Rockland Utilities, Inc. or any successor by merger, purchase or otherwise.

Section 1.25 Participant - shall mean any individual who participates in this Plan in accordance with Article II.

Section 1.26Performance Goals - shall have the meaning set forth in Sections 4.03(a) and 5.02(a), as applicable.

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Section 1.27 Performance Indicators - shall mean health and safety, operational considerations, customer satisfaction, reliability, environmental considerations, employee development considerations or any other performance measures that the Applicable Board may, from time to time, deem appropriate in its sole discretion.

Section 1.28 Plan - shall mean this Consolidated Edison, Inc. Executive Incentive Plan, as it may be amended from time to time.

Section 1.29 Plan Administrator - shall mean the Vice President of Human Resources of CECONY or such individual appointed by the Company’s Chief Executive Officer to administer this Plan, as provided in Article III.

Section 1.30 Subsidiary or Subsidiaries - shall mean any corporation, limited liability company, or other entity of which CEI owns or controls, directly or indirectly, not less than 50% of the total combined voting power of all classes of stock or other equity interests.

Section 1.31 Target Incentive Fund - shall have the meaning set forth in Section 4.02.

Article II. ELIGIBILITY

Section 1.01The Committee, in its sole discretion, from time to time, may designate and change the designation of the CECONY Officers or Executive Officers who are eligible to participate in this Plan. An eligible individual who is selected to participate in the Plan shall be a Participant.

Section 1.02 To be eligible to receive an award under this Plan for a particular calendar year, a CECONY Officer or Executive Officer must (a) have been employed by a member of the Company Group during any portion of such year and (b) not later than September 30 of such year become a CECONY Officer or an Executive Officer, or otherwise be designated by the Committee as eligible to participate in the Plan.

Section 1.03 If a Participant retires or resigns after June 30 of any calendar year after attaining at least age 55 and with at least five years of service, he or she may, in the sole discretion of the Plan Administrator, receive a prorated Incentive Award based on the number of full calendar months worked during the calendar year to which such Incentive Award relates.

Article III.ADMINISTRATION

Section 1.01The Committee shall have full power and authority to interpret, construe, administer and make all other decisions in connection with the Plan, including making all factual and legal determinations; correcting any defect, supplying any omission, or reconciling any inconsistency; and taking any and all actions it deems necessary or advisable for the proper administration of the Plan.

Section 1.02To the extent determined by the Committee, administration of the Plan, may be delegated to the Plan Administrator; provided, however, that the Committee shall not delegate to the Plan Administrator the approval of Performance Goals and the certification of results based on the attainment of such Performance Goals.

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Section 1.03The Plan Administrator shall make such determinations after receiving the recommendations of the Company’s Chief Executive Officer. The Plan Administrator shall abstain from any determination under the Plan in which he or she has a personal interest, in which case such determination shall be made by the Company’s Chief Executive Officer. All determinations of the Committee and the Plan Administrator shall be final and conclusive upon all Participants and any persons asserting any claim derived from a Participant.

Article IV.DETERMINATION OF AWARDS (CECONY OFFICERS)

Section 1.01Incentive Percentages

The Committee shall determine a percentage of Annual Base Salary deemed to constitute an appropriate incentive for each CECONY Officer eligible to participate in the Plan. Each such percentage is herein called an “Incentive Percentage”. The Committee may, from time to time, increase or decrease any Incentive Percentage, as the Committee may deem appropriate in its sole discretion.

Applicable Incentive Percentages for CECONY Officers

Title	Incentive Percentage
Senior Vice President - CECONY	50%
Vice President – CECONY	40%

Section 1.02Target Incentive Fund

At the end of each calendar year, the Annual Base Salary of each CECONY Officer who participates in the Plan for such calendar year, as such salary is in effect at the end of such year, shall be multiplied by the Incentive Percentage applicable to the position held by the CECONY Officer on September 30. The sum of such products for all CECONY Officers eligible to participate in the Plan for each calendar year is herein called the “Target Incentive Fund” for such year.

Section 1.03Adjusted Target Incentive Fund

(a) Each calendar year the Committee shall approve specific criteria and weightings to measure performance during the current calendar year (“Performance Goals”) that reflect recommended operational and financial measures (including Capital Budget, Operating Budget and Other Financial Measures) previously approved by the Applicable Board.

(b) The Committee shall also determine the Target Incentive Fund for the preceding calendar year based on the results of the established Performance Goals achieved during the preceding calendar year, and any other factors the Committee may consider.

(c) Notwithstanding any other provision, the Target Incentive Fund for any calendar year in which the Company omits a dividend on its common stock, or in which the
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CECONY Adjusted Net Income is less than ninety percent (90%) of its target, shall be reduced to zero.

(d) The Target Incentive Fund for a calendar year, as adjusted pursuant to this Section 4.03, is herein called the “Adjusted Target Incentive Fund”.

Section 1.04Incentive Awards

(a) After the Adjusted Target Incentive Fund for a calendar year has been determined as provided in Section 4.03, the Committee, upon the recommendations of the Company’s Chief Executive Officer, shall make, awards to individual CECONY Officers who participate in the Plan based on the achievement of CECONY performance goals, organizational performance, and the CECONY Officer’s individual performance for such year. Such awards are herein called “Incentive Awards.”

Incentive Awards shall be determined based on the following criteria and weighting:

Criteria	Sr. Vice President	Vice President	Scaling
Adjusted Net Income (CECONY)	15%	12.5%	0% - 100%
Operating Budget	20%	17.5%	0% – 100%
Performance Indicators	25%	30.0%	0% - 100%
Individual Performance	40%	40.0%	0% - 150%

(b) If, however, a CECONY Officer has entered into an employment agreement with a member of the Company Group providing for a different basis for the determination of his or her Incentive Award under this Plan, the determination of the amount of his or her Incentive Award will be subject to the terms and conditions set forth in his or her employment agreement.

(c) The aggregate of all Incentive Awards for a calendar year may not exceed the Adjusted Target Incentive Fund for such calendar year.

Article V.ANNUAL INCENTIVE AWARDS TO EXECUTIVE OFFICERS

Section 1.01Incentive Percentages

Each calendar year, the Committee shall determine a percentage of Annual Base Salary deemed to constitute an appropriate incentive for each Executive Officer who participates in the Plan. Each such percentage is herein called an “Incentive Percentage.” The Committee may, from time to time, increase or decrease any Incentive Percentage, as the Committee may deem appropriate. The Incentive Percentage for the President and Chief Executive Officer of CEI will be determined annually as approved by the Committee in its sole discretion.

Applicable Incentive Percentages for Executive Officers

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Title	Incentive Percentage
President – CECONY	80%
President & CEO – O&R	80%
President & CEO – CEBs	80%
President & CEO - CET	50%
Sr. Vice President & CFO	75%
Sr. Vice President & General Counsel	70%
Sr. Vice President – Corporate Shared Services	50%
Sr. Vice President – Corporate Affairs	50%
Sr. Vice President – Utility Shared Services	50%
Vice President & General Auditor	40%
Vice Presidents – O&R	40%

Section 1.02 Incentive Awards

At the end of each calendar year, the Annual Base Salary of each Executive Officer who participates in the Plan for such calendar year, as such salary is in effect at the end of such year, shall be multiplied by the Incentive Percentage applicable to the position held by the Executive Officer on September 30 (the “Incentive Award”). The Incentive Award will then be multiplied by the results of the Performance Goals.

(a) Each calendar year the Committee shall approve specific criteria and weightings to measure performance during the current calendar year (“Performance Goals”). The recommended Performance Goals will be based on operational and financial measures and targets (including Capital Budget, Operating Budget and Other Financial Measures) as previously approved by the Applicable Boards and recommended to the Committee.

(b) Each Executive Officer’s Incentive Award payout will be determined based upon the satisfaction of the applicable Performance Goals (for the Senior VP of Utility Shared Services, the applicable goals will be the regulated utility(ies) goals). The Committee, however, has the sole discretion to adjust an Executive Officer’s Incentive Award based on a review of the performance of the Company, CEI, O&R, CET, CEB or a combination thereof, including operating, financial, and other factors. Any adjustment will be based upon the recommendation of the Chairman of the Committee and Chief Executive Officer (except with respect to his or her own Incentive Award) and will be consistent with the provisions of Section 7.04, below relating to the source of payment for Incentive Awards. The Committee shall determine the Incentive Award for each individual Executive Officer.

(c) If, however, the Executive Officer has entered into an employment agreement with a member of the Company Group providing for a different basis for the determination of his or her Incentive Award under this Plan, the determination of the amount of his or her Incentive Award will be subject to the terms and conditions set forth in his or her employment agreement.

Article VI.PAYMENT OF AWARDS
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Section 1.01Time of Payment

    An Incentive Award shall be paid between January 1 and March 15 of the calendar year following the calendar year to which such Incentive Award relates. Unless otherwise determined by the Plan Administrator, a Participant may defer up to 100 percent of his or her Incentive Award into the DIP upon the terms and conditions as set forth in the DIP, less any applicable taxes required to be withheld pursuant to Section 7.03.

Section 1.02Base Salary

In the case of an Officer whose employment has terminated during the calendar year, the Annual Base Salary of such Officer in effect at the time of such termination shall be deemed to be the Annual Base Salary of such Officer at the end of such calendar year.

Section 1.03 Manner of Payment

    Any portion of the Incentive Award that is not deferred under the terms of the DIP shall be paid to the Participant in a single lump sum.

Section 1.04 Posthumous Payments

If a Participant shall die before any payment to be made to the Participant under this Plan has been made, the payment shall be made to the Participant’s estate in a single lump sum in accordance with Section 6.01.

Section 1.05 Recoupment of Awards
A Participant’s Incentive Award, is subject to the CEI’s Recoupment Policy, as amended from time to time.
(a) Under this Recoupment Policy, appropriate actions, as determined by the Committee, will be undertaken by CEI to recoup the Excess Award Amount, as defined below, received by any Participant when:
(1)    The Audit Committee of the Board of Directors determines that CEI is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under the securities laws (a “Restatement”);

(2)    The Participant received an Incentive Award during the three-year period preceding the date on which CEI is required to prepare a Restatement; and

(3)    The amount of the Incentive Award received by the Participant, based on the erroneous data, was in excess of what would have been paid to the Participant under the Restatement (the “Excess Award Amount”).

Article VII. MISCELLANEOUS
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Section 1.01 Amendment and Termination

The Company reserves the right, by action of the Board of Directors, to terminate this Plan entirely, or to discontinue temporarily or permanently the making of awards under this Plan; and further reserves the right, by action of the Committee or the Plan Administrator, to otherwise modify this Plan from time to time; provided that no such modification, termination, or discontinuance shall adversely affect the rights of Participants with respect to Incentive Awards previously determined; and provided further, that no modification by action of the Plan Administrator shall have a material effect on the benefits payable under this Plan.

Section 1.02 Effect of Plan

The establishment and continuance of this Plan shall not constitute a contract of employment between any member of the Company Group and any employee. No person shall have any claim to be granted an award under this Plan and there is no obligation for uniformity of treatment of employees or Participants under this Plan. Neither this Plan nor any action taken under this Plan shall be construed as giving to any employees the right to be retained in the employ of the Company, nor any right to examine the books of the Company, or to require an accounting.

Section 1.03 Withholding

The relevant Company Group Member that employs the Participant shall deduct from any payment under this Plan any federal, state, or local income or employment taxes that the Company, in its sole discretion, determines is required by law or governmental rule or regulation to be withheld with respect to such payment. Each Participant shall bear all expenses of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Plan. All payments will be reported to the IRS.

Section 1.04 Funding

    The Plan is unfunded. All amounts payable in accordance with this Plan shall constitute a general unsecured obligation of the relevant member of the Company Group that employed the Participant on the last day of the calendar year to which the Incentive Award relates (a “Company Group Member”). Such amounts, as well as any administrative costs relating to the Plan, shall be paid out of the general assets of the Company Group Member. Neither the Participant nor any other person shall have any interest in any fund or in any specific asset of the Company Group of any kind, nor shall the Participant or any other person have any right to receive any payment or distribution under the Plan, except as, and to the extent, expressly provided in the Plan. The Company Group shall not segregate any funds or assets to provide for the payment of Incentive Awards. Any reserve that a relevant Company Group Member may establish or acquire to assure itself of the funds to provide payments under the Plan shall not serve in any way as security to any Participant or any other person for the performance of the relevant Company Group Member under the Plan.

Section 1.05 Non-alienation

Subject to any applicable law, no benefit under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge,
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and any attempt to do so shall be void, nor shall any such benefit be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefits.

Section 1.06 Section 409A of the Code

All amounts payable under this Plan are intended to comply with the “short term deferral” exception from Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”) specified in Treas. Reg. § 1.409A-1(b)(4) (or any successor provision), and shall be interpreted in a manner consistent with the applicable exceptions.  If payment of any amount subject to Section 409A is triggered by a separation from service that occurs while the Participant is a “specified employee” (as defined by Section 409A)  and if such amount is scheduled to be paid within six months after such separation from service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within 15 days after the Participant’s death.  Notwithstanding the foregoing, to the extent that any amounts payable in accordance with this Plan are subject to Section 409A of the Code, this Plan shall be interpreted and administered in such a way as to comply with Section 409A of the Code to the maximum extent possible.

Section 1.07 Savings Clause

This Plan and all Incentive Awards granted hereunder are intended to comply with, or otherwise be exempt from, the Corporate Codes of Conduct applicable to subsidiaries regulated by the New York State Public Service Commission (“Codes of Conduct”) and any other applicable regulatory affiliate conduct rules. Should any provision of this Plan, any Incentive Award, or any other agreement or arrangement contemplated by this Plan be found not to comply with, or otherwise be exempt from, the provisions of the Codes of Conduct such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Plan Administrator, and without the consent of the holder of the Incentive Award, in such manner as the Plan Administrator determines to be necessary or appropriate to comply with, or to effectuate an exemption from, the Codes of Conduct.

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